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                                                                     Exhibit 5.1


                          GOODWIN, PROCTER & HOAR LLP
                              COUNSELLORS AT LAW
                                EXCHANGE PLACE
                       BOSTON, MASSACHUSETTS 02109-2881




                                August 19, 1998


Boston Properties, Inc.
8 Arlington Street
Boston, MA 02116

Ladies and Gentlemen:

     This opinion is furnished in connection with the registration on Form S-3 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of (i) the resale of up to 1,675,846 shares (the "Issued Shares") of common stock, par value $.01 per share ("Common Stock"), of Boston Properties Inc. (the "Company") by a holder thereof, and (ii) the resale of up to 2,993,414 shares (the "Redemption Shares") of Common Stock by a holder thereof, if and to the extent that the Company elects to issue such shares to such holder to acquire common units of limited partnership interests ("Units") in Boston Properties Limited Partnership, a Delaware limited partnership (the "Operating Partnership").

     In connection with rendering this opinion, we have examined the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company, each as amended to date; such records of the corporate proceedings of the Company as we deemed material; and such other certificates, receipts, records and documents as we considered necessary for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as certified, photostatic or facsimile copies, the authenticity of the originals of such copies and the authenticity of telephonic confirmations of public officials and others. As to facts material to our opinion, we have relied upon certificates or telephonic confirmations of public officials and certificates, documents, statements and other information of the Company or representatives or officers thereof.

     We are attorneys admitted to practice in The Commonwealth of Massachusetts. We express no opinion concerning the laws of any jurisdictions other than the laws of the United States of America, the laws of The Commonwealth of Massachusetts, and the Delaware General Corporation Law.

     Based upon the foregoing, we are of the opinion that (i) the Issued Shares are validly issued, fully paid and nonassessable, and (ii) when the Redemption Shares have been issued in exchange for Units tendered to the Operating Partnership for redemption as contemplated by the limited partnership agreement of the Operating Partnership, such Redemption Shares will be validly issued, fully paid and nonassessable.

     The foregoing assumes that all requisite steps were taken to comply with the requirements of the Securities Act and applicable requirements of state laws regulating the offer and sale of securities.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us with respect to this opinion under the heading "Legal Matters" in the Prospectus which is a part of such Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                                Very truly yours,


                                                /s/ Goodwin, Procter & Hoar LLP

                                                GOODWIN, PROCTER & HOAR LLP